Exhibit 99.1

Eden Bioscience Completes Sale of Harpin Protein Technology Assets

Bothell, WA —(MARKET WIRE)— February 28, 2007—Eden Bioscience Corporation (Nasdaq: EDEN) today announced that it completed the sale of its harpin protein technology and substantially all of the assets related to its agricultural and horticultural markets to Plant Health Care, Inc., a subsidiary of Plant Health Care plc (AIM: PHC). The assets were sold for an adjusted purchase price of $2.2 million, $1.5 million of which was paid at closing and the remaining $0.7 million of which is evidenced by a promissory note payable on December 28, 2007. The promissory note has an interest rate of 5% per annum and is secured by a first priority security interest in the equipment and certain intellectual property and other assets acquired by Plant Health Care. Plant Health Care’s payment obligation under the promissory note is guaranteed by Plant Health Care plc. The Company retained its current cash, accounts receivables, tax attributes and the exclusive worldwide right to sell harpin protein-based plant health products in the home and garden market. The Company and Plant Health Care have entered into a long-term supply agreement for Plant Heath Care to provide the Company with harpin protein-based products for home and garden sale. The Company plans to use the net proceeds of the sale for general working capital purposes in connection with its home and garden business and to explore whether there may be opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s future business operations and planned use of the proceeds of the sale. The Company’s actual results may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including uncertainties associated with the ability of the Company, Plant Health Care, Inc. and/or Plant Health Care, Inc.’s parent to perform their continuing obligations under the transaction documents, the risk that the Company may not have sufficient funds to operate its remaining business, the potential cost, speculative nature and risks associated with the Company’s plan to explore opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards, the risks associated with the Company’s dependence on Plant Health Care, Inc. as the source of harpin protein-based products for the Company’s home and garden business, the competitive nature of the markets in which the Company operates, a change in economic conditions, the Company’s ability to retain existing customers and to attract new customers, the Company’s ability to retain qualified personnel, the Company’s anticipated operating losses, uncertainties regarding the availability of additional capital, and the other risks and uncertainties described in Eden Bioscience’s annual report on Form 10-K for the year ended December 31, 2005, the Company’s most recent Quarterly Report on Form 10-Q, and the Company’s other reports filed with the Securities and Exchange Commission, specifically including the Company’s definitive proxy statement on Schedule 14A filed with the Commission on January 10, 2007. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

Contact:

Bradley S. Powell

Eden Bioscience

425-806-7300

Source: Eden Bioscience